Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or John Ebert, Vice President – Finance and Business Development (985) 809-9292

Website:

www•saratogaresources•com

Saratoga Resources, Inc.’s Rocky 3 Well Exceeds Expectations – Tests at Rate

of over 1,500 Barrels of Oil per Day

Houston, TX – June 3, 2014 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today provided an update on its recent Rocky 3 horizontal development well in Breton Sound Block 32 field and recompletion in the QQ #24 well in Main Pass Block 47 field.

The SL 1227-29 “Rocky 3” well, in 14 feet of water depth, was spud on May 3rd using the Parker 72B barge rig and reached a TD of 7,178’ MD/5,818’ TVD on May 15th. The well was completed in the 5,800’ sand with a lateral displacement of 750 feet. The Rocky 3 well tested on May 30, 2014 at a gross equivalent rate of 1,531 barrels of oil per day (“BOPD”) and 240 thousand cubic feet of gas per day (“MCFPD”) , or net 1,288 barrels of oil equivalent per day (“BOEPD”), on 20/64” choke with flowing tubing pressure (“FTP”) of 780 psi. Oil gravity is 39.8 degrees API.

Saratoga’s other horizontal wells in the same field, drilled in 2013, continue to perform well with the SL 1227-25 “Rocky 1” well tested on May 27th at a gross equivalent rate of 218 BOPD and 85 MCFPD, or net 190 BOEPD, on 28/64” choke, and the SL 1227-26 “Zeke” well tested on May 24th at a gross equivalent rate of 152 BOPD and 17 MCFPD, or net 130 BOEPD, on 32/64” choke.

The Company also recently completed a gravel pack recompletion in the SL 195QQ-24 “Roux” well in Main Pass Block 47 field with the 19A sand perforated and completed between 8,943-53’ MD with the 20 sand between 9,172-82’ set up as a future plug down in the same wellbore. The 19A sand tested on May 30th at a gross equivalent rate of 2,844 MCFPD and 12 BOPD, or net 350 BOEPD, on a 14/64” choke with FTP of 2,300 psi. Oil gravity is 57.0 degrees API.

Management Comments

Mr. Andrew C. Clifford, Saratoga’s President, said “The successful drilling and completion of the Rocky 3 development well in Breton Sound 32 supports our analysis that untapped development potential remains in the 5,800’ sand in the eastern part of the field, and that the application of horizontal drilling technology is a viable means of tapping undeveloped potential in many of our fields. We are in the process of identifying other horizontal well targets in the same reservoir and look to drill more wells in the field once we increase production handling capacity. Grand Bay field is another asset where we see a great potential for application of horizontal drilling technology. Horizontal wells make sense in areas with low structural dip, in fields with good well control and 3-D seismic coverage and in fields with strong water drive, all attributes applicable to Breton Sound Block 32 and Grand Bay fields. The initial production (“IP”) test rate for Rocky 3 is the highest rate for any of the Company’s wells to date as well as the highest rate for any well drilled to date in the field. We intend to produce Rocky 3 at a rate of approximately 650 BOEPD due to current capacity limitations at Breton Sound Block 32 field.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 52,103 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company’s large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding future ability to fund the company’s development program and grow reserves, production, revenues and profitability, ability to reach and sustain target production levels, ability to secure commitments to participate in exploration of deep shelf prospects, ability to secure leases and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

#####

2